Exhibit 99.1

YTB INTERNATIONAL REACHES SETTLEMENT AGREEMENT WITH ILLINOIS ATTORNEY GENERAL

WOOD RIVER, Ill., April 12, 2011 – YTB International, Inc. (Pink Sheets: YTBLA) (“YTB”, “ZamZuu”, or the “Company”), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced the Company, without admitting or denying any allegations in the complaint, has reached a settlement agreement with the Office of the Illinois Attorney General related to its civil action complaint filed in May 2009 for allegedly violating Illinois’ unfair competition and advertising laws.

The Company complied with the Office of the Illinois Attorney General for all requests of information and agreed to enter into a final judgment and consent decree by the court without trial or adjudication of any issue of fact or law.  As part of the settlement, YTB agreed to make a civil restitution payment of $150,000.  The Office of the Illinois Attorney General will determine eligibility for restitution.  It has always been Company policy to issue refunds immediately upon requests that fall under the appropriate refund guidelines.

J. Scott Tomer, Chairman of YTB commented, “We’re pleased to have this matter behind us and be able to move forward, focusing on the future.”

The Company is also pleased to announce, on March 25, 2011, it closed on the sale of its corporate headquarters office to an unaffiliated third party for $7,100,000.  The transaction was a sale/leaseback, which allows YTB to lease space from the buyer while improving its working capital.

Robert Van Patten, Chief Executive Officer of YTB commented on the sale, “Improving the Company’s working capital has been a major focus as we work to solidify our business fundamentals and increase our active Subscribers. The number of new Subscribers in the fourth quarter is a promising sign and we’re confident the increase in the number of featured stores, the expected increase in active Subscribers, and the continued introduction of new direct sale products will result in increased revenue in both product sales and commissions in 2011.”

About YTB International

YTB International, Inc. was recognized as the 29th largest seller of travel in the U.S. in Travel Weekly's 2010 Power List, based on 2009 annual retail value of travel services booked.

YTB, based in Wood River, IL, provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Bermuda, the Bahamas and Canada. The Company operates through two subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

Learn more about YTB at http://www.ytb.com or http://www.ytbi.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

    Media Contact:
    618-655-9477
    PR@ytb.com

SOURCE YTB International, Inc.